K&L | GATES	K&L Gates LLP
599 Lexington Avenue
New York, NY 10022-6030
T 212.536.3900 www.klgates.com

July 9, 2008

Chyron Corporation

5 Hub Drive

Melville, New York 11747

Ladies and Gentlemen:

            We have acted as your counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") on July 9, 2008 for the registration of 2,000,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of Chyron Corporation, a New York corporation (the "Company"), which may be issued from time to time to certain employees, directors and consultants of the Company in connection with the Company's 2008 Long-Term Incentive Plan (the "Plan").

            You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

            Our opinion set forth below is limited to the New York Business Corporation Law, including the applicable provisions of the New York Constitution and reported judicial decisions interpreting those laws.

            Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP